                                                                    EXHIBIT 99.1


(OSTEOTECH, INC. LOGO)
________________________________________________________________________________

         51 JAMES WAY, EATONTOWN, NEW JERSEY 07724 USA - 1-800-537-9842
________________________________________________________________________________
                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE

August 29, 2005

                                                Contact:  Michael J. Jeffries,
                                                Osteotech, 732-542-2800
                                                                  or
                                                  Richard J. Wolff, The Global
                                                  Consulting Group, 646-284-9400


                     OSTEOTECH BOARD OF DIRECTORS DETERMINES
                             MTF PROPOSAL INADEQUATE

         UNSOLICITED PROPOSAL SIGNIFICANTLY UNDERVALUES THE COMPANY AND
                              ITS GROWTH PROSPECTS


Osteotech, Inc. (NASDAQ: OSTE) announced today that its Board of Directors has unanimously determined that an unsolicited proposal by the Musculoskeletal Transplant Foundation (MTF), a 501(C)(3) non-profit charity, to acquire all of the outstanding stock of Osteotech, Inc. is inadequate and not in the best interests of Osteotech's shareholders. The Board determined that the financial consideration proposed by MTF significantly undervalues Osteotech and its future growth prospects as an independent publicly traded company.

After receiving MTF's proposal, Osteotech and its financial advisor, Bear Stearns, met with MTF and its financial advisor to review MTF's proposal. Following this meeting, Osteotech's Board of Directors, which consists of six independent directors out of a total of nine directors, held two lengthy meetings to review MTF's proposal and to review management's strategic, operational and financial plan for Osteotech. Based upon these meetings, and in consultation with management, Bear Stearns and the Company's legal counsel, the Osteotech Board of Directors concluded that the MTF proposal was inadequate and not in the best interests of the Company and its shareholders, and it advised MTF of this position. Osteotech offered to meet with MTF and its financial advisors to discuss the Company's strategic plans and growth initiatives, as well as the Company's views regarding valuation, but MTF declined to attend this meeting.

Donald D. Johnston, Osteotech's independent Chairman of the Board, said, "The Board of Directors unanimously determined that the MTF proposal significantly undervalues the Company and its growth prospects and prematurely eliminates the long-term value potential for Osteotech shareholders, as the Company continues to build on the early success of its turnaround strategy. Taking everything into consideration, the Board unanimously agrees that the MTF proposal severely shortchanges shareholders and is nothing more than an attempt by a significant competitor of the Company to buy Osteotech at an extremely low valuation. We regret that MTF's management team has declined to meet with Osteotech to review our strategic plan and growth initiatives and to discuss our views on the valuation of Osteotech, despite our offer to do so."

Richard Bauer, Osteotech's Chief Executive Officer, stated "With record revenues of $25.3 million in the most recent quarter and a well established strategic plan in place to return the Company to profitability in 2006, Osteotech is generating significant financial progress. With our second quarter core Grafton(R) DBM product revenues rising 27 percent domestically and 33 percent internationally year-over-year, the traction we are gaining in the global market is clear. Our recent progress reflects the renewed growth in our domestic business and the exceptional growth we are experiencing within our international business. To help ensure that we can deliver innovative life enhancing products to surgeons and patients worldwide, as well as accommodate future growth, we are taking definitive steps to diversify and strengthen our global donor sources. As part of this strategy, we have anticipated for some time that Osteotech and MTF would not have a business relationship beginning in 2009, so we are executing a plan to have sufficient donor supply without reliance on MTF at the conclusion of our 2002 contract on December 31, 2008, as well as at the conclusion of our 2004 contract, which runs through December 31, 2006 and which automatically renews under certain circumstances through December 31, 2008. These accomplishments establish what we believe are just the beginning of the financial and operational success that our strategy is designed to deliver for Osteotech and its shareholders."

Mr. Bauer continued, "With adequate capital on hand to fund our business model through to projected profitability in 2006 and beyond and minimal long-term debt, the Company has a solid balance sheet upon which to finance rising domestic and international sales. With a strong pipeline of innovative new products and technologies, we remain extremely optimistic about the future of Osteotech as an independent company. Osteotech's Board of Directors is committed to maximizing shareholder value and will not allow Osteotech to be sold out from under its shareholders just at the point when its growth prospects are coming into clear focus," concluded Mr. Bauer.

Bear Stearns & Co. is serving as financial advisor to Osteotech, and Heller Ehrman LLP and Richards, Layton & Finger, P.A. are serving as legal counsel.


Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2004 and the Form 10-Q for each of the first two quarters of 2005) filed with the Securities and Exchange Commission. All information in this press release is as of August 29, 2005 and the Company undertakes no duty to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech or this press release, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.


                                      # # #